Exhibit (2)(k)(3)

PLATFORM MANAGEMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 16th day of August 2013, by and between the Infinity Core Alternative Fund (the “Fund”), a Maryland business trust, and Registered Fund Solutions, LLC, a Delaware limited liability company (“Registered Fund Solutions”).

WHEREAS, the Fund plans to register as a closed-end investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and will be subject to regulation as such under applicable federal securities laws;

WHEREAS, shares of beneficial interest (“Shares”) in the Fund will be offered to investors;

WHEREAS, the Fund wishes to retain Registered Fund Solutions (in such capacity, the “Platform Manager”) to provide certain services to the Fund (“Platform Manager Services”);

WHEREAS, Registered Fund Solutions wishes to provide, or retain other parties to provide, such Platform Manager Services;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed by the parties as follows:

1.      Appointment of Registered Fund Solutions.

The Fund hereby authorizes the Platform Manager to provide Platform Manager Services to the Fund. Such Platform Manager Services shall include the following:

(a)        Coordinating organizational, quarterly and special meetings of the Fund’s Board, preparing and distributing relevant materials and information to Board members and affected service providers to the Fund including but not limited to the Fund’s administrator, accounting agent, transfer agent, custodian, compliance service, auditors, legal counsel, placement agent and insurance carriers, coordinating and facilitating Fund insurance coverage and other jointly-provided services, and providing all other administrative and organizational services necessary to facilitate the efficient operation of the Fund on the Platform. The Platform Manager will provide a report to the Fund’s board of trustees (collectively the “Board” and individually the “Trustees”) at least annually or as it deems necessary. This report in no way relieves the providers and/or professional firms from their obligation, duty or requirement to communicate and report to the Fund’s Board.

(b)        Providing for and/or making arrangements for adequate meeting facilities for the Fund’s quarterly and periodic Board meetings as necessary.

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(c)        Following relevant industry news, trends, important topics and best practices as they relate to investment products, providers, professional firms, technologies, services and regulatory/legal issues.

(d)        Maintaining all books and records of the Fund required by Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Fund’s administrator, custodian or transfer agent) and preserving such records for the periods prescribed therefore by Rule 31a-2 of the Investment Company Act.

2.      Use of Name.

(a)        As licensee of the rights to use and sublicense the use of the name “Registered Fund Solutions” and any trademarks or derivatives thereof or logo associated therewith, the Platform Manager hereby grants the Fund a non-exclusive right and sublicense to use the Registered Fund Solutions name and mark (i) as part of the Fund’s name, and (ii) in connection with the Fund’s investment products and services, in each case only for so long as this Agreement, any other sponsor agreement between the Fund and the Platform Manager (or any organization which shall have succeeded to the Platform Manager’s business as sponsor (the “Platform Manager’s Successor”)), or any extension, renewal or amendment hereof or thereof remains in effect, and only for so long as the Platform Manager or the Platform Manager’s Successor is a licensee of the Registered Fund Solutions name and mark. The Fund agrees that it shall have no right to sublicense or assign rights to use the Registered Fund Solutions name and mark, it shall acquire no interest in the Registered Fund Solutions name and mark other than the rights granted herein and the Fund shall not challenge the validity of the Registered Fund Solutions name and mark or Registered Fund Solutions’ ownership thereof.

(b)        The Fund further agrees that all services and products it offers in connection with the Registered Fund Solutions name and mark shall meet commercially reasonable standards of quality, as may be determined by the Platform Manager from time to time. At the Platform Manager’s reasonable request, the Fund shall cooperate with the Platform Manager and shall execute and deliver any and all documents necessary to maintain the Registered Fund Solutions name and mark and protect (including, but not limited to any trademark infringement action) the Platform Manager and/or enter the Fund as a registered user thereof.

(c)        At such time as this Agreement or any other sponsor agreement shall no longer be in effect between the Platform Manager (or the Platform Manager’s Successor) and the Fund, or the Platform Manager no longer is a licensee of the Registered Fund Solutions name and mark, the Fund shall (to the extent that, and as soon as, it lawfully can) cease to use the current name of the Fund or any other name indicating that it is managed by or otherwise connected with the Platform Manager (or the Platform Manager’s Successor). In no event shall the Fund use the Registered Fund Solutions name and mark or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name “Registered Fund Solutions”) if this Agreement or any other sponsor agreement between the Platform Manager (or the Platform Manager’s Successor) and the Fund is terminated.

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3.      Platform Manager Fee.

(a)      In consideration for the Platform Manager providing (or engaging other parties to provide) the Platform Manager Services, the Fund will pay the Platform Manager a one-time non refundable fee of $10,000. Additionally, the Fund shall pay a monthly fee (the “Platform Manager Fee”) as indicated on Schedule A attached hereto.

(b)      The Platform Manager may pay the whole or any part of any amounts that it receives pursuant to this Section 3 to any person, including any “affiliated person” (as such term is defined in the Investment Company Act) of the Platform Manager.

4.      Allocation of Expenses.

(a)        All costs and expenses of the Fund not expressly assumed by the Platform Manager under this Agreement pursuant to clause (b) of this Section 4 shall be paid by the Fund including, but not limited to, any fees and expenses in connection with the organization of the Fund and the offering and issuance of Shares; all fees and expenses relating to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, including its investments in investment funds, or proposed investments, whether or not such investments are completed, including travel and other expenses incurred in connection with the selection or monitoring of investments, or enforcing the Fund’s rights in respect of such investments; quotation or valuation expenses; brokerage commissions; interest and fees on any borrowings by the Fund; professional fees (including, without limitation, expenses of consultants, experts and specialists); research expenses; fees and expenses of outside counsel (including fees and expenses associated with the review of documentation for prospective investments by the Fund), including foreign counsel; accounting, auditing and tax preparation expenses; fees and expenses in connection with repurchase offers and any repurchases or redemptions of Shares; taxes and governmental fees (including tax preparation fees); the investment management fee, the Platform Manager Fee and the fees and expenses of the Fund’s administrator; fees and expenses of any custodian, subcustodian, transfer agent, and registrar, and any other agent of the Fund; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Platform Manager and any custodian or other agent engaged by the Fund; bank services fees; costs and expenses relating to any amendment of the Fund’s Agreement and Declaration of Trust (the “Trust Instrument”) or the Fund’s other organizational documents; any expenses in connection with meetings of the Board or its committees; expenses of preparing, amending, printing, and distributing offering memoranda, statements of additional information, and any other sales material (and any supplements or amendments thereto), reports, notices, websites, other communications to shareholders, and proxy materials; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of shareholders’ meetings, including the solicitation of proxies in connection therewith; expenses of corporate data processing and related services; shareholder recordkeeping and shareholder account services, fees, and disbursements; expenses relating to investor and public relations; fees and expenses of the Trustees who are not employees of the Platform Manager or its affiliates; insurance premiums; Extraordinary Expenses (as defined below); and all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund.

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“Extraordinary Expenses” means all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person or entity; costs and expenses for indemnification or contribution payable by the Fund to any person or entity (including, without limitation, pursuant to the indemnification obligations contained in the Trust Instrument); expenses of a reorganization, restructuring or merger of the Fund; expenses of holding, or soliciting proxies for, a meeting of shareholders of the Fund; and the expenses of engaging a new administrator, custodian, transfer agent, escrow agent or other major service provider.

(b)        The Platform Manager will bear all of its own overhead expenses, including but not limited to rent, salaries, office equipment and communications expenses. In addition, the Platform Manager is responsible for the payment of the compensation and expenses of those Trustees and/or officers of the Fund affiliated with the Platform Manager, and making available, without expense to the Fund, the services of such individuals, subject to their individual consent to serve and to any limitations imposed by law.

5.      Duties of the Platform Manager.

(a)        The Platform Manager agrees to provide the Platform Manager Services.

(b)        The Platform Manager shall, if requested, report to the Board on a quarterly basis regarding: (i) the nature of the Platform Manager Services provided by the Platform Manager or other persons; (ii) the amount of payments by the Platform Manager to such persons; and (iii) the amount of the Platform Manager Fee paid by the Fund, in each case, with respect to the quarterly period then ending.

6.      Liability of the Fund.

The Platform Manager understands and agrees that the obligations of the Fund under this Agreement are not binding upon any shareholder, or any person serving on the Board, personally, but bind only the Fund and the Fund’s property. The Platform Manager represents that it has notice of the provisions of the Trust Instrument, as amended, disclaiming shareholder and Trustee liability for acts and obligations of the Fund.

7.      Independent Contractor.

The Platform Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

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8.      Liability.

None of the Platform Manager, its affiliates, partners, managers, members, principals, directors, officers or employees, nor any of their executors, heirs, assigns, successors or other legal representatives (each an “Indemnified Person” and collectively the “Indemnified Persons”) shall be liable for any error of judgment, for any mistake of law or for any act or omission by such person in connection with the performance or non-performance of services to the Fund hereunder, in the absence of willful misfeasance or gross negligence in the performance or non-performance of the Platform Manager’s duties hereunder (collectively, “disabling conduct”). Any person, even though also employed by the Platform Manager, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Platform Manager.

9.      Indemnification,

(a)        To the fullest extent permitted by law, the Fund shall, subject to Section 9(b) hereof, indemnify, defend and hold harmless each Indemnified Person from or against all losses, charges, expenses, assessments, claims, damages, costs and liabilities (“Losses”), including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such Indemnified Person may be or may have been involved as a party or otherwise, or with which such Indemnified Person may be or may have been threatened, by reason of the past or present performance of services to the Fund by such Indemnified Person, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such Indemnified Person by reason of disabling conduct.

(b)        Expenses, including reasonable counsel fees and disbursements, so incurred by any such Indemnified Person (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid or reimbursed by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under this Section 9; provided, however, that (i) such Indemnified Person shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such Indemnified Person against Losses arising by reason of such Indemnified Person’s disabling conduct, or (iii) a majority of the Trustees who are not parties to the proceeding or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such Indemnified Person has not engaged in disabling conduct.

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(c)        As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an Indemnified Person is liable to the Fund or its shareholders by reason of disabling conduct, indemnification shall be provided pursuant to this Section 9 if (i) approved as in the best interests of the Fund by a majority of the Trustees who are not parties to the proceeding upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such Indemnified Person has not engaged in disabling conduct, or (ii) the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such Indemnified Person is not likely to be liable to the Fund or its shareholders by reason of disabling conduct.

(d)        Any indemnification or advancement of expenses made pursuant to this Section 9 shall not prevent the recovery from any Indemnified Person of any such amount if such Indemnified Person subsequently shall be determined in a final decision on the merits of any court of competent jurisdiction in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of disabling conduct. In any suit brought by an Indemnified Person to enforce a right to indemnification under this Section 9 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 9 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Indemnified Person has not met the applicable standard of conduct set forth in this Section 9. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 9, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 9 shall be on the Fund (or any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

(e)        The rights of indemnification provided in this Section 9 shall not be exclusive or affect any other right to which any Indemnified Person may be entitled by contract or otherwise under law. Notwithstanding anything in this Section 9 to the contrary, the provisions of this Section 9 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited, or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 9 to the fullest extent permitted by law. The provisions of this Section 9 shall indefinitely survive the termination or cancellation of this Agreement.

(f)        The Platform Manager (and the other Indemnified Persons) may rely upon and, in the absence of disabling conduct, shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Platform Manager (and the other Indemnified Persons) shall not be held to have notice of any change of authority of any Trustee, officer, employee or agent of the Fund until receipt of written notice thereof from the Fund.

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(g)        Nothing herein shall make the Platform Manager (and the other Indemnified Persons) liable for the performance or omissions of unaffiliated third parties not under the Platform Manager’s reasonable control such as, by way of example and not limitation, custodians, brokers, investment advisers, postal or delivery services, telecommunications providers and processing and settlement services.

10.    Duration.

This Agreement will take effect on the date first set forth above and remain in effect until terminated pursuant to Section 10 or 13 hereof. Unless earlier terminated pursuant to Section 13 hereof, this Agreement shall remain in effect for a period of two (2) years from such date and thereafter for succeeding one-year periods unless sooner terminated.

11.    Assignments or Amendment.

(a)        Neither this Agreement nor any rights under this Agreement are assignable without the written consent of the other party to this Agreement. Any attempted or purported assignment in violation of this Agreement will be void.

(b)        Neither party may amend this Agreement without written consent of the other party.

12.    Notice.

Except for oral notices expressly permitted hereby, any notice, consent, authorization or other communication to be given hereunder will be in writing and will be deemed duly given and received when delivered personally or transmitted by facsimile or, if sent by mail, five business days after being mailed by first class mail, or one business day after being sent by an internationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the address or facsimile number specified below that party’s signature (or at such other address as will be specified by such party by like notice).

If to the Platform Manager:

Registered Fund Solutions, LLC

125 Maiden Lane

New York, NY 10038

Attention: Executive Office

Re: Material Notice, Infinity Core Alternative Fund

Facsimile:

Telephone:

If to the Fund:

Infinity Core Alternative Fund

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

803 W. Michigan St.

Milwaukee, WI 53233

Re: Material Notice, Infinity Core Alternative Fund

Facsimile: (414) 271-9717

Telephone: (414) 299-2000

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13.    Termination.

This Agreement may be terminated by either party as of the end of a term without penalty upon 60 days’ written notice to the other party (which notice may be waived by the non-terminating party). Any termination of this Agreement shall not affect the obligation of the Fund to pay the amount of the Platform Manager Fee then owing hereunder, or to reimburse the Platform Manager for payments made or obligations incurred prior to such termination.

14.    Governing Law.

This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and the applicable provisions of Federal law. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of Federal law, the latter shall control.

15.    Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

16.    Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

INFINITY CORE ALTERNATIVE FUND

By:	/s/ Michael Peck
Name: Michael Peck
Title: President

REGISTERED FUND SOLUTIONS, LLC

By:	/s/ Victor Fontana
Name: Victor Fontana
Title: President & CEO

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